Exhibit 24.1

TTEC Holdings, Inc.

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of TTEC Holdings, Inc., a Delaware corporation with offices at 9197 S. Peoria Street, Englewood, Colorado 80112 (the “Company”), hereby constitute and appoint Regina M. Paolillo and Margaret B. McLean, jointly and severally, each in her own capacity, his or her true and lawful attorneys-in-fact, with full power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 registering shares of Common Stock, preferred stock, debt securities, warrants, purchase contracts or units, any and all amendments to this Registration Statement, or any Registration Statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Kenneth D. Tuchman	Chief Executive Officer and Chairman of the Board	July 19, 2019
Kenneth D. Tuchman

/s/ Regina M. Paolillo	Chief Financial Officer	July 18, 2019
Regina M. Paolillo

/s/ Steven J. Anenen	Director	July 21, 2019
Steven J. Anenen

/s/ Tracy L. Bahl	Director	July 19, 2019
Tracy L. Bahl

/s/ Gregory A. Conley	Director	July 19, 2019
Gregory A. Conley

/s/ Robert N. Frerichs	Director	July 18, 2019
Robert N. Frerichs

/s/ Marc L. Holtzman	Director	July 19, 2019
Marc L. Holtzman

/s/ Ekta Singh-Bushell	Director	July 19, 2019
Ekta Singh-Bushell